EXHIBIT 2.2

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into as of October 24, 2000, by and among CyberOptics Corporation, a Minnesota corporation ("Buyer"), and Peter S. Brown, solely in his capacity as sellers' representative (the "Sellers' Representative") on behalf of the shareholders and certain of the holders of options (the "Sellers") of Imagenation Corporation, an Oregon corporation (the "Company"), and U.S. Bank Trust National Association, as escrow agent (the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, pursuant to the Stock Purchase Agreement (the "Purchase Agreement") of even of the date herewith, by and among Buyer, the Company and the Sellers, Buyer has agreed to purchase all of the outstanding capital stock of the Company (capitalized terms used but not defined shall have the meanings ascribed to them in the Purchase Agreement);

         WHEREAS, the Purchase Agreement provides for the execution and delivery at the Closing of an escrow agreement and provides for a portion of the Total Consideration being paid to the Sellers to be held in escrow to secure and satisfy certain indemnification rights contemplated by the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Appointment and Agreement of Escrow Agent. Buyer and the Sellers' Representative (on behalf of each of the Sellers named in the attached Schedule
A) hereby appoint U.S. Bank Trust National Association, as, and U.S. Bank Trust National Association agrees to perform the duties of, the Escrow Agent under this Escrow Agreement. This Escrow Agreement shall be administered by the Escrow Agent and the Escrow Amount (as hereinafter defined) shall be held by the Escrow Agent, at its office as hereinafter designated, in Minneapolis, Minnesota.


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         2. Purchase Agreement Not Limited By This Escrow Agreement. This Escrow
Agreement and the establishment of the Escrow Amount are without prejudice to and are not in limitation of, any obligations of the Sellers to Buyer in respect of any of the covenants, representations or warranties of the Sellers contained in the Purchase Agreement. The duties, obligations and rights of the Escrow
Agent are to be determined solely by this Agreement; the Escrow Agent is not a party to, or bound by, any agreement other than this Escrow Agreement.

         3. Escrow Amount.

            (a) Concurrently with the execution and delivery hereof, Buyer is depositing with the Escrow Agent three hundred and fifty thousand dollars ($350,000) in cash. The cash so deposited, together with any interest earned thereon, shall hereinafter be referred to as the "Escrow Amount." The Escrow Agent hereby agrees to hold and dispose of the Escrow Amount for the benefit of the parties hereto in accordance with the terms of this Escrow Agreement. The Escrow Agent hereby acknowledges receipt of (i) the Escrow Amount and (ii) an executed copy of the Purchase Agreement.

            (b) The Escrow Agent shall invest the Escrow Amount, including any earnings therefrom, as instructed in writing by Buyer and the Sellers' Representative, only in (i) certificates of deposit insured by the FDIC or secured by government obligations and bearing the highest rate of interest paid by the Escrow Agent on such certificates of deposit, or (ii) U.S. Treasury securities, in each case having maturities of no more than ninety (90) days, or
(iii) a money market fund in which the Escrow Agent, its parent, affiliates or subsidiaries provides investment advisory or other management services, or (iv) in any other fund or other investment vehicle that the Sellers' Representative and Buyer shall, in writing, mutually agree. If no direction is given to the Escrow Agent, funds will be invested pursuant to Schedule B hereto. Any withdrawals against the Escrow Amount for the benefit of a Buyer Indemnified Party pursuant to the terms of this Escrow Agreement shall be postponed, if necessary, until the maturity of such certificates of deposit or other instruments to maximize the income from such certificates and to avoid any early termination penalties with respect thereto. Any earnings on the principal amount deposited with the Escrow Agent shall be taxable to the Sellers in the proportion set forth in the attached Schedule A and shall be retained in the accounts established by this Agreement until release of the principal amount on which it is earned, provided, that the Escrow Agent shall first apply all amounts so received to satisfy the claims of any Buyer Indemnified Party, and then to the payment of half of the fees incurred by the Escrow Agent hereunder.

         4. Escrow Period. The Escrow Agreement has been executed and the deposit of the Escrow Amount has been made pursuant to Section 1.05 of the Purchase Agreement and has been made for the purpose of funding and securing, to the extent of the Escrow Amount, the Sellers' indemnification obligations to Buyer until the later to occur of the following: (i) October 24, 2001 (the "Escrow Survival Date") or (ii) with respect to any Buyer Indemnified Party claim for


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indemnification under the Purchase Agreement made by any Buyer Indemnified Party prior to the Escrow Survival Date which has not been completely and finally resolved prior to the Escrow Survival Date, the period of time beyond the Escrow Survival Date sufficient to resolve, completely and finally, such claim.

         5. Procedures for Disbursement of the Escrow Amount to Buyer. Whenever there shall be delivered to the Escrow Agent either (i) a certificate signed by Buyer and the Sellers' Representative certifying, or (ii) a final and nonappealable copy of a judgment of a court of competent jurisdiction determining, or (iii) a certified copy of the results of any arbitration pursuant to Article X of the Purchase Agreement determining, that an amount is due to a Buyer Indemnified Party pursuant to Article IX of the Purchase Agreement, the Escrow Agent shall, to the extent that the Escrow Amount shall be sufficient for such purpose, promptly (and in no event later than five (5) business days following receipt of any of the documents referred to in clause
(i), (ii) or (iii) of this Section 5) cause such amount to be delivered to Buyer.

         6. Payment to Holders. All payments to be made by the Escrow Agent pursuant to Section 5 shall be made by check or, if provided with wire instructions at least two (2) business days in advance of the date of disbursement, by wire transfer.

         7. Termination.

            (a) On or before 370 days after the Closing Date (the "Final Termination Date"), the Escrow Agent shall pay to (or at the direction of) the Sellers the Escrow Amount plus any interest earned on the Escrow Amount, LESS the sum of (i) any amount previously used to satisfy a Loss or Losses, PLUS (ii) an amount equal to half the fees and expenses of the Escrow Agent hereunder, and PLUS (iii) the Reserved Amount (as defined in Section 8). Any amount held in escrow after such the Final Termination Date shall be paid to the Sellers promptly after any existing claim by a Buyer Indemnified Party is resolved pursuant to Section 5. Any payments to the Sellers shall be in the proportions set forth in the attached Exhibit I.

            (b) This Escrow Agreement shall automatically terminate if and when all of the Escrow Amount shall have been distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

         8. Retention of Escrow Amount. In the event that, at Final Termination Date, unresolved claims for indemnification shall have been made by any Buyer Indemnified Party pursuant to the Purchase Agreement, then Buyer may in good faith, at any time prior to such Termination Date, notify the Escrow Agent to such effect in writing, which notice shall describe briefly the nature of each such claim, and the estimated amount, based on the good faith judgment of Buyer of the potential liability with respect to each such claim. Buyer shall promptly deliver to the Sellers' Representative a copy of such written notice. An amount of the remaining Escrow Amount on such Termination Date equal to one hundred percent (100%) of the total of the


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amounts set forth in such written notice with respect to the claim or claims described therein shall be set aside and retained (to the extent available in the then-remaining Escrow Amount) by the Escrow Agent as a reserve to cover such claim or claims (such amount so set aside and reserved, as reduced from time to time pursuant to the provisions of this Section 8 or of Section 5, being herein called the "Reserved Amount").

         9. No Transfer of Escrow Amount. While any of the Escrow Amount shall continue to be held by the Escrow Agent, neither Buyer nor either of the Sellers will transfer, sell, pledge, create a security interest in or otherwise dispose of their rights to any of the Escrow Amount, or distributions with respect thereto.

         10. The Escrow Agent.

                  10.1 Indemnification of the Escrow Agent. Buyer and the Sellers agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any and all costs, charges, damages, and attorneys' fees which the Escrow Agent in good faith may incur or suffer in connection with or arising out of this Escrow Agreement.

                  10.2 Duties of the Escrow Agent. The Escrow Agent shall have no duties other than those expressly imposed on it herein and shall not be liable for any act or omission, except for its own gross negligence or willful misconduct.

                  10.3 Fees of the Escrow Agent. The fees and charges of the Escrow Agent with respect to this Agreement are identified in Schedule C hereto and shall be paid one-half by Buyer and one-half by the Sellers collectively. The Sellers agree that the Escrow Agent may deduct any unpaid fees due from the Sellers from the Escrow Amount prior to the Escrow Agent's distributing any assets in connection with the termination of the Escrow Amount.

                  10.4 Escrow Agent to Follow Instructions of Buyer and the Sellers' Representative. Any provision herein to the contrary notwithstanding, the Escrow Agent shall, at any time and from time to time, take such action hereunder with respect to the Escrow Amount as shall be agreed to in writing by Buyer and the Sellers' Representative. In the performance of its duties hereunder, the Escrow Agent may rely on any document reasonably believed by it to be genuine.

                  10.5 Resignation of the Escrow Agent. The Escrow Agent may resign at any time by providing Buyer and the Sellers' Representative with thirty (30) days' written notice of its intention to do so; provided, that a successor Escrow Agent has been appointed. The Escrow Agent's resignation shall be effective upon delivery of the Escrow


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         Amount to the successor Escrow Agent and upon such successor assuming the obligations, rights and duties of the Escrow Agent hereunder.

                  10.6 Disputes. In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Amount, or there is any dispute over action to be taken or not taken by the Escrow Agent, the Escrow Agent shall have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to Section 10.5 or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. The Escrow Agent agrees that, if it files a suit in interpleader, it shall do so in any of the state or federal courts having jurisdiction in the State of Minnesota. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the provisions hereof, and Buyer, on the one hand, and the Sellers, collectively on the other hand, will each bear fifty percent (50%) of the costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this
         Section 10.6.

         11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and the Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                              with a copy to:
----------------                               --------------

CyberOptics Corporation                        Dorsey & Whitney LLP
5900 Golden Hills Drive                        220 South Sixth Street
Minneapolis, Minnesota 55416                   Minneapolis, Minnesota 55402
Attention: Steven M. Quist                     Attention: Thomas O. Martin, Esq.
Facsimile: (612) 542-5100                      Facsimile:  (612) 340-8738

Notices to the Sellers:                        with a copy to:
----------------------                         --------------

Peter S. Brown                                 Stoel Rives LLP
Imagenation Corporation                        900 SW Fifth Ave
Suite K5                                       Suite 2300
Portland, OR 97223                             Portland, OR 97204-1268
                                               Attention: John M. Schweitzer


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         Notices to Escrow Agent:
         -----------------------

         U.S. Bank Trust National Association
         U.S. Bank Trust Center - SPFT0210
         180 East Fifth Street
         St. Paul, Minnesota  55101
         Attn:  Thomas M. Gronlund
         Facsimile:  (612) 244-0712



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         12. Successors and Assigns. The Escrow Agent may not assign, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Escrow Agreement without the consent of (i) Buyer and
(ii) the Sellers' Representative, which consent may be withheld in such party's or parties' absolute discretion. Any attempted assignment in violation of this
Section 12 shall be void and of no effect. This Escrow Agreement and all actions taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of each of the parties hereto and its respective successors and assigns. Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its corporate trust business shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act.

         13. Further Assurances. The parties hereto agree to execute and deliver, from time to time, such additional instruments and documents as any of the other parties hereto may reasonably request in order to fully effectuate the intent of the parties hereunder.

         14. Miscellaneous.

             (a) This Escrow Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof. In the event of a conflict between the terms and provisions of this Escrow Agreement and of the Purchase Agreement, the terms and provisions of this Escrow Agreement shall govern the rights, obligations and liabilities of the Escrow Agent.

             (b) This Escrow Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto.

             (c) No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party.

             (d) This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

             (e) The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             (f) This Escrow Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Minnesota.


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             (g) The only beneficiaries of this Escrow Agreement are the signatories hereof. Buyer shall have all rights to act on behalf of the Buyer Indemnified Parties with respect to this Agreement. The Sellers' Representative shall have all rights to act on behalf of the Sellers with respect to this Escrow Agreement.

             (h) The Escrow Agent shall not be responsible for any federal or state tax reporting with respect to this account.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of this 24th day of October, 2000.

                                         CYBEROPTICS CORPORATION


                                         By
                                            ------------------------------------
                                         Its
                                             -----------------------------------


                                         THE SELLERS:


                                         By
                                            ------------------------------------
                                         Peter S. Brown, Sellers' Representative


                                         U.S. BANK TRUST NATIONAL ASSOCIATION


                                         By
                                            ------------------------------------
                                            Its
                                                --------------------------------


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